                                 United States
                       Securities and Exchange Commission
                             Washington, DC  20549


                                  Schedule 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1) *

                                      PLX
                            -----------------------
                                (Name of Issuer)

                          Common Stock, .001 Par Value
                        ----------------------------------
                         (Title of Class of Securities)

                                   693417107
                                   ---------
                                 (CUSIP Number)

                               December 31, 2000
                               -----------------
                         (Date of Event which Requires
                           Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       1
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CUSIP NUMBER 693417107

--------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. Of
    Persons (Entities Only)

        Draper Associates, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions

    (a) [_]

    (b) [x]
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power

        0

6.  Shared Voting Power

        1,656,294

7.  Sole Dispositive Power

        0

8.  Shared Dispositive Power

        1,656,294
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

        1,779,168
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

        [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

        7.6%
--------------------------------------------------------------------------------
12. Type of Reporting Person (see Instructions)

        PN
--------------------------------------------------------------------------------

                                       2
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CUSIP NUMBER 693417107

--------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. Of
    Persons (Entities Only)

        Draper Associates, Inc.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions

    (a) [_]

    (b) [x]
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power

        0

6.  Shared Voting Power

        1,656,294

7.  Sole Dispositive Power

        0

8.  Shared Dispositive Power

        1,656,294
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

        1,779,168
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

        [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

        7.6%
--------------------------------------------------------------------------------
12. Type of Reporting Person (see Instructions)

        CO
--------------------------------------------------------------------------------

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CUSIP NUMBER 693417107

--------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. Of
    Persons (Entities Only)

        Timothy C. Draper
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions

    (a) [_]

    (b) [x]
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power

        94,432

6.  Shared Voting Power

        1,684,736

7.  Sole Dispositive Power

        94,432

8.  Shared Dispositive Power

        1,684,736
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

        1,779,168
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

        [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

        7.6%
--------------------------------------------------------------------------------
12. Type of Reporting Person (see Instructions)

        IN
--------------------------------------------------------------------------------

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CUSIP NUMBER 97737K309

--------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. Of
    Persons (Entities Only)

        JABE, LLC
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions

    (a) [_]

    (b) [x]
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

        California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power

        0

6.  Shared Voting Power

        28,442

7.  Sole Dispositive Power

        0

8.  Shared Dispositive Power

        28,442
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

        1,779,168
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

        [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

        7.6%
--------------------------------------------------------------------------------
12. Type of Reporting Person (see Instructions)

        OO
--------------------------------------------------------------------------------

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 Item 1(a)  Name of Issuer:  PLX

 Item 1(b)  Address of Issuer's principal executive offices:

             390 Potrero Avenue, Sunnyvale, CA  94086

 Item 2(a)  Name of person filing:

             Draper Associates, L.P.
             Draper Associates, Inc.
             Timothy C. Draper
             JABE, LLC

 Item 2(b)  Address of principal business office or, if none, residence:

             400 Seaport Court, Suite 250, Redwood City, CA  94063

 Item 2(c)  Citizenship:
             Draper Associates, L.P.                    California
             Draper Associates, Inc.                    California
             Timothy C. Draper                          United States
             JABE, LLC                                  California

 Item 2(d)  Title of class of securities:     Common Stock

 Item 2(e)  CUSIP No.:      693417107

 Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

     (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

     (e) [_]  An investment adviser in accordance with (S) 240.13d-
              1(b)(1)(ii)(e);

     (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(f);

     (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(g);

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     (h) [_]  A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

     (j) [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

 Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

 Item 5.    Ownership of Five Percent or Less of a Class.

                    Not Applicable.

 Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                    Not Applicable.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                    Not Applicable.

 Item 8.    Identification and Classification of Members of the Group.

                    Not Applicable.

 Item 9.    Notice of Dissolution of Group.

                    Not Applicable.

 Item 10.   Certifications.

     Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001                Draper Associates, L.P.

                                        By: /s/ Tim Draper
                                            -------------------------------
                                            Name:  Tim Draper
                                            Title:  Managing Director


                                        Draper Associates, Inc.

                                        By:  /s/ Tim Draper
                                            -------------------------------
                                            Name:  Tim Draper
                                            Title:  Managing Director


                                        /s/ Tim Draper
                                        -----------------------------------
                                        Timothy C. Draper


                                        JABE, LLC

                                        By:  /s/ Tim Draper
                                            -------------------------------
                                            Name:  Tim Draper
                                            Title:  Managing Director

                                       8
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                                 Exhibit Index

Exhibit         Description

99.1            Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith

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